For Immediate Release

Date: October 24, 2024

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Third Quarter Results

EVERETT, MA, October 24, 2024 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.1 million, or $0.14 per diluted share, for the quarter ended September 30, 2024, compared to $1.3 million, or $0.16 per diluted share, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company reported net income of $2.5 million, or $0.30 per diluted share, as compared to net income of $3.7 million, or $0.43 per diluted share, for the nine months ended September 30, 2023.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "We remain focused on orderly and diligent balance sheet growth and maintaining strong asset quality. We are committed to thoughtfully managing expenses and are focused on enhancing franchise value every day. The third quarter marks the one-year anniversary of the opening of our Woburn, MA branch. As of September 30th, 2024 our Woburn team has grown deposits to $68 million and we have established many new banking relationships. Our retail and lending teams continue to strengthen our existing relationships and attract new customers to our brand and expanded offerings."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $6.3 million for the quarter ended September 30, 2024, or an increase of $205,000, or 3.4%, from $6.1 million for the quarter ended September 30, 2023. This increase was primarily due to an increase in average interest-earning assets, partially offset by a decrease in net interest margin. The net interest margin for the quarter ended September 30, 2024 was 1.85% as compared to 2.00% for the quarter ended September 30, 2023. The provision for credit losses was $46,000 for the quarter ended September 30, 2024 compared to a benefit of $184,000 for the quarter ended September 30, 2023. The combination of these items resulted in a decrease of $25,000, or 0.4%, in net interest and dividend income after provision for credit losses for the quarter ended September 30, 2024 as compared to the quarter ended September 30, 2023.

Net interest and dividend income before provision for credit losses was $18.2 million for the nine months ended September 30, 2024, or a decrease of $646,000, or 3.4%, from $18.9 million for the nine months ended September 30, 2023. This decrease was primarily due to a decrease in the net interest margin, as increases in earning asset yields were more than offset by increased funding costs. Our net interest margin for the nine months ended September 30, 2024 was 1.83% as compared to 2.18% for the nine months ended September 30, 2023. The provision for credit losses decreased $211,000, to $485,000 for the nine months ended September 30, 2024, from $696,000 for the nine months ended September 30, 2023. The combination of these items resulted in a decrease of $435,000, or 2.4%, in net interest and dividend income after provision for credit losses for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

NONINTEREST INCOME

Noninterest income was $304,000 for the quarter ended September 30, 2024, or a decrease of $18,000, or 5.6%, from $322,000 for the quarter ended September 30, 2023. The decrease was driven by lower income from bank-owned life insurance as the third quarter of 2023 included a $72,000 gain recognized into income from a life insurance policy death benefit. Partially offsetting this decrease were increases in both net gains on sales of loans and customer service fees.

Noninterest income was $898,000 for the nine months ended September 30, 2024, or an increase of $107,000, or 13.5%, from $791,000 for the nine months ended September 30, 2023. The increase was driven by increases in net gains on sales of loans and customer service fees.

NONINTEREST EXPENSE

Noninterest expense was $5.0 million for the quarter ended September 30, 2024, or an increase of $200,000, or 4.2%, from $4.8 million for the quarter ended September 30, 2023. Significant changes are as follows:

•
Salaries and employee benefits increased $288,000, or 9.9%, driven by $245,000 in stock based compensation recorded during the quarter ended September 30, 2024 related to the 2023 Equity Incentive Plan. There were no stock based compensation costs recorded during the quarter ended September 30, 2023 as the employee stock awards were granted in the fourth quarter of 2023;
•
Director compensation increased $70,000, or 50.4%, driven by $83,000 in stock based compensation recorded during the quarter ended September 30, 2024 as compared to $20,000 in stock based compensation recorded during the quarter ended September 30, 2023. The director stock awards were granted at the end of the third quarter of 2023;
•
Advertising and promotions decreased $42,000, or 20.9%. We have strategically reduced certain advertising costs in an effort to manage overall noninterest expenses; and
•
Professional fees decreased $64,000, or 21.1%, primarily due to higher legal and consulting costs during the 2023 period related to operating as a new publicly traded company.

Noninterest expense was $15.2 million for nine months ended September 30, 2024, or an increase of $1.2 million, or 8.3%, from $14.0 million for the nine months ended September 30, 2023. Significant changes are as follows:

•
Salaries and employee benefits increased $1.0 million, or 11.8%, driven by $729,000 in stock based compensation recorded during the nine months ended September 30, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs during the nine months ended September 30, 2023 related to this plan as the employee stock awards were granted in the fourth quarter of 2023;
•
Director compensation increased $247,000, or 65.2%, driven by $248,000 in stock based compensation recorded in the nine months ended September 30, 2024 as compared to $20,000 in stock based compensation costs recorded during the nine months ended September 30, 2023. The director stock awards were granted at the end of the third quarter of 2023;
•
Occupancy and equipment costs increased $93,000, or 13.4%, primarily due to our new branch in Woburn, MA.
•
Advertising and promotions decreased $180,000, or 31.3%. We have strategically reduced certain advertising costs in an effort to manage overall noninterest expenses; and
•
Professional fees decreased $131,000, or 13.6%, primarily due to higher legal and consulting costs during the 2023 period related to operating as a new publicly traded company.

INCOME TAXES

We recorded a provision for income tax expense of $405,000 for the quarter ended September 30, 2024, compared to a provision for income tax expense of $440,000 for the quarter ended September 30, 2023, reflecting effective tax rates of 26.3% and 24.7%, respectively.

We recorded a provision for income tax expense of $887,000 for the nine months ended September 30, 2024, compared to a provision for income tax expense of $1.3 million for the nine months ended September 30, 2023, reflecting effective tax rates of 25.8% and 25.6%, respectively.

BALANCE SHEET

Total assets increased $77.6 million, or 6.1%, to $1.36 billion at September 30, 2024 from $1.28 billion at December 31, 2023.

Total gross loans increased $75.9 million, or 7.2%, to $1.12 billion at September 30, 2024 from $1.05 billion at December 31, 2023.

•
Multi-family real estate loans increased $39.6 million, or 13.8%, to $327.0 million at September 30, 2024 from $287.4 million at December 31, 2023.
•
Commercial real estate loans increased $26.3 million, or 13.4%, to $222.7 million at September 30, 2024 from $196.4 million at December 31, 2023.
•
Residential real estate loans increased $9.2 million, or 2.3%, to $419.4 million at September 30, 2024 from $410.1 million at December 31, 2023.
•
Home equity lines of credit increased $6.1 million, or 18.2%, to $39.4 million at September 30, 2024 from $33.4 million at December 31, 2023.
•
Commercial loans increased $5.3 million, or 57.4%, to $14.5 million at September 30, 2024 from $9.2 million at December 31, 2023.
•
Construction loans decreased $10.6 million, or 9.5%, to $101.4 million at September 30, 2024 from $112.0 million at December 31, 2023.

Deposits increased $76.1 million, or 8.8%, to $944.3 million at September 30, 2024 from $868.2 million at December 31, 2023.

•
Certificates of deposit increased $83.0 million, or 16.7%, to $581.5 million at September 30, 2024 from $498.5 million at December 31, 2023.
•
Money market deposit accounts increased $32.1 million, or 24.4%, to $163.4 million at September 30, 2024 from $131.4 million at December 31, 2023.
•
Savings accounts decreased $31.5 million, or 22.8%, to $106.4 million at September 30, 2024 from $137.8 million at December 31, 2023.
•
Demand deposit accounts decreased $4.3 million, or 5.5%, to $74.1 million at September 30, 2024 from $78.3 million at December 31, 2023.
•
Interest-bearing checking accounts decreased $3.2 million, or 14.5%, to $18.9 million at September 30, 2024 from $22.2 million at December 31, 2023.

Total shareholders' equity increased $1.1 million, or 0.7%, to $166.0 million as of September 30, 2024 from $164.9 million as of December 31, 2023. This increase is primarily the result of net income of $2.5 million. Partially offsetting the increase in shareholders' equity was a decrease in accumulated other comprehensive income ("AOCI") of $910,000 and a decrease in additional paid-in capital of $761,000. The decrease in AOCI was driven by a decrease in the fair value of cash flow hedges entered into during the nine months ended September 30, 2024. The decrease in additional paid in capital was driven by $1.8 million in shares repurchased under our share repurchase plan, partially offset by an increase in additional paid in capital of $1.1 million related to stock based compensation and ESOP shares committed to be released. The book value per share increased $0.39 to $18.14 at September 30, 2024 from $17.75 at December 31, 2023.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of September 30, 2024 was $9.0 million and 0.81%, respectively, as compared to $8.6 million and 0.82%, respectively, as of December 31, 2023. For the nine months ended September 30, 2024 and September 30, 2023 the Company recorded net charge offs of $3,000 and $0, respectively. Total non-performing assets were $1.1 million, or 0.08%, of total assets as of September 30, 2024, and $1.2 million, or 0.09% of total assets, as of December 31, 2023.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2024 (unaudited) and December 31, 2023

(in thousands except share data)

	September 30, 2024	December 31, 2023

ASSETS
Cash and due from banks	$4,783	$3,786
Short-term investments	114,847	115,250
Total cash and cash equivalents	119,630	119,036
Interest-bearing time deposits	200	—
Investments in available-for-sale securities (at fair value)	4,163	5,003
Investments in held-to-maturity securities, at amortized cost (fair values of $72,841 at September 30, 2024 and $70,590 at December 31, 2023)	77,233	76,979
Loans held-for-sale	703	—
Loans, net of allowance for credit losses of $9,068 at September 30, 2024 and $8,591 at December 31, 2023	1,114,943	1,039,789
Federal Home Loan Bank stock, at cost	9,850	9,892
Premises and equipment, net	3,587	3,754
Accrued interest receivable	4,164	3,766
Deferred tax asset, net	5,592	4,767
Bank-owned life insurance	14,826	14,472
Other assets	3,063	2,877
Total assets	$1,357,954	$1,280,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$74,059	$78,342
Interest-bearing	870,266	789,872
Total deposits	944,325	868,214
Federal Home Loan Bank advances	234,000	234,000
Other liabilities	13,580	13,220
Total liabilities	1,191,905	1,115,434

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,152,280 shares and 9,291,810 shares, respectively	92	93
Additional paid-in capital	86,670	87,431
Retained earnings	86,399	83,854
Accumulated other comprehensive (loss) income	(781)	129
Unearned compensation - ESOP	(6,331)	(6,606)
Total stockholders' equity	166,049	164,901
Total liabilities and stockholders' equity	$1,357,954	$1,280,335

Shareholders' Equity Ratios
Book value per common share	$18.14	$17.75

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	16.80%	17.30%
Tier 1 capital to risk weighted assets	15.72%	16.22%
Tier 1 capital to average assets	10.67%	11.31%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$14,849	$12,313	$42,468	$35,362
Interest and dividends on securities	803	723	2,346	1,950
Other interest income	1,503	1,130	4,420	2,567
Total interest and dividend income	17,155	14,166	49,234	39,879
Interest expense:
Interest on deposits	8,795	5,843	24,479	14,815
Interest on Federal Home Loan Bank advances	2,069	2,237	6,550	6,213
Total interest expense	10,864	8,080	31,029	21,028
Net interest and dividend income	6,291	6,086	18,205	18,851
Provision (benefit) for credit losses	46	(184)	485	696
Net interest and dividend income after provision (benefit) for credit losses	6,245	6,270	17,720	18,155
Noninterest income:
Customer service fees	142	123	426	375
Income from bank-owned life insurance	119	175	353	372
Net gain on sales of loans	27	9	80	13
Other income	16	15	39	31
Total noninterest income	304	322	898	791
Noninterest expense:
Salaries and employee benefits	3,202	2,914	9,643	8,623
Director compensation	209	139	626	379
Occupancy and equipment expense	250	243	788	695
Data processing	288	275	883	810
Computer software and licensing	109	111	318	282
Advertising and promotions	159	201	396	576
Professional fees	240	304	831	962
Federal Deposit Insurance Corporation deposit insurance	189	206	561	613
Other expense	365	418	1,140	1,076
Total noninterest expense	5,011	4,811	15,186	14,016
Income before income tax expense	1,538	1,781	3,432	4,930
Income tax expense	405	440	887	1,263
Net income	$1,133	$1,341	$2,545	$3,667
Share data:
Weighted average shares outstanding, basic	8,240,602	8,486,577	8,268,550	8,485,936
Weighted average shares outstanding, diluted	8,343,736	8,486,577	8,354,170	8,485,936
Basic earnings per share	$0.14	$0.16	$0.31	$0.43
Diluted earnings per share	$0.14	$0.16	$0.30	$0.43